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                   [ MUNGER, TOLLES & OLSON LLP LETTERHEAD ]

                                                                       EXHIBIT 5

                                August 25, 1998

Berkshire Hathaway Inc.
NBH, Inc.
1440 Kiewit Plaza
Omaha, Nebraska  68131

     Re:  Registration Statement on Form S-3
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Gentlemen:

     We have examined the Registration Statement on Form S-3 proposed to be filed by you with the Securities and Exchange Commission on August 25, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 5,090 shares of Class A Common Stock, par value $5 per share, and 222 shares of Class B Common Stock, par value $.1667 per share, of Berkshire Hathaway Inc. (or, if applicable, NBH, Inc.) (the "Shares"), for offer and sale by certain shareholders of Berkshire Hathaway Inc. (or, if applicable, NBH, Inc.) (the "Selling Shareholders"). As your counsel in connection therewith, we have examined the proceedings taken by you in connection with the sale of the Shares to the Selling Shareholders.

     Based upon the foregoing, it is our opinion that the Shares are now, and when sold in the manner referred to in the Registration Statement will be, validly issued, fully paid, and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the reference to this firm appearing under the heading "Legal Matters" in the prospectus which is contained in the Registration Statement.

                                       Very truly yours,

                                /s/ Munger, Tolles & Olson LLP

                                  MUNGER, TOLLES & OLSON LLP